Medifast Announces Third Quarter 2023 Financial Results

November 6, 2023

BALTIMORE--(BUSINESS WIRE)--Medifast (NYSE: MED), the health and wellness company known for its habit-based and Coach-guided lifestyle solution, OPTAVIA®, today reported results for the third quarter ended September 30, 2023.

Third Quarter 2023
•Revenue of $235.9 million, with revenue per active earning Coach of $5,008
•Independent active earning OPTAVIA Coaches of 47,100
•Net income of $23.1 million
•Earnings per diluted share ("EPS") of $2.12
•Cash, Cash Equivalents, and Investment Securities of $157.8 million and no interest-bearing debt

“We are adapting our business model to adjust to the rapidly evolving health and wellness market, leveraging the power of our balance sheet and our clinically proven Coach-led model,” said Dan Chard, Chairman & CEO of Medifast. “Medically-supported weight loss solutions have brought a fresh focus to the landscape, and it’s important that we continue to develop an approach that recognizes the needs of the customers who choose to utilize medication as part of their health and wellness journey as we broaden our offerings, expand our addressable market, and extend our demographic reach.”

Chard continued, “We remain steadfast in our mission to help our customers create lifelong transformation and make a healthy lifestyle second nature, while maximizing stockholder value. While the actions we are now undertaking are not expected to have a meaningful impact this year, we would expect to start to see the impact of these initiatives as we move into 2024 and beyond.”

Third Quarter 2023 Results
Third quarter 2023 revenue decreased 39.6% to $235.9 million from $390.4 million for the third quarter of 2022, primarily driven by a decrease in the number of active earning OPTAVIA Coaches and the decline in the productivity per active earning OPTAVIA Coach. The average revenue per active earning OPTAVIA Coach was $5,008, compared to $5,897 for the third quarter last year, a decline of 15.1%, driven by continued pressure on customer acquisition, partially offset by a price increase implemented in November 2022. The total number of active earning OPTAVIA Coaches decreased 28.9% to 47,100 compared to 66,200 for the third quarter of 2022.

Gross profit decreased 37.3% to $177.4 million from $282.8 million for the third quarter of 2022. The decrease in gross profit was mainly due to lower revenue. The company’s gross profit as a percentage of revenue was 75.2% compared to 72.5% in the third quarter of 2022. The increase in gross profit as a percentage of revenue was positively impacted by efficiencies in inventory management and lower supply chain costs including benefits from the optimization of the company’s distribution center footprint.

Selling, general, and administrative expenses (“SG&A”) decreased 35.3% to $151.9 million compared to $234.7 million for the third quarter of 2022. The decrease in SG&A was primarily due to decreased Coach compensation on lower volumes and fewer active earning Coaches, as well as progress on several cost reduction and optimization initiatives, and charitable donations in 2022. As a percentage of revenue, SG&A increased 430 basis points year-over-year to 64.4% of revenue, as compared to 60.1% for the third quarter of 2022. The increase in SG&A as a percentage of revenue was due primarily to the loss of leverage on fixed costs due to lower sales volumes compared to 2022 as well as market research and investment costs in this year’s third quarter related to medically-supported weight loss activities.

Income from operations decreased 47.0% to $25.5 million from $48.2 million in the prior-year period, primarily as a result of decreased gross profit partially offset by decreased SG&A expenses and aided by the Fuel for the Future cost reduction efforts. As a percentage of revenue, income from operations was 10.8% for the third quarter of 2023 compared to 12.3% in the prior-year period due to the factors described above impacting SG&A, partially offset by the factors impacting gross profit.

The effective tax rate was 12.9% for the third quarter of 2023 compared to 24.5% in the prior-year period. The decrease in the effective tax rate for the three months ended September 30, 2023 was primarily driven by an increase in the tax benefit for charitable donations of inventory, an increase in research and development tax credits, and a decrease in state income taxes. During the quarter ended September 30, 2023, the Company completed its 2022 Federal income tax return, which included an update to the estimated tax-basis cost of charitable donations of inventory and the estimated research and development tax credits.

In the third quarter of 2023, net income was $23.1 million, or $2.12 per diluted share, based on approximately 10.9 million shares of common stock outstanding. In the third quarter of 2022, net income was $36.2 million, or $3.27 per diluted share, based on approximately 10.9 million shares of common stock outstanding.

Capital Allocation and Balance Sheet
On September 7, the company announced a quarterly cash dividend of $1.65 per share, or $18.0 million, payable on November 7, 2023, to stockholders of record as of the close of business on September 19, 2023.
The company’s balance sheet remains strong with cash, cash equivalents, and investment securities of $157.8 million and no interest-bearing debt as of September 30, 2023 compared to $87.7 million in cash and cash equivalents and no debt at December 31, 2022.

Outlook
The company expects full-year 2023 revenue to be in the range of $1,050 million to $1,070 million and full-year 2023 diluted EPS to be in the range of $8.65 to $9.55. The full-year 2023 earnings guidance assumes a 20.5% to 21.5% effective tax rate.

Conference Call Information
The conference call is scheduled for today, Monday, November 6, 2023 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1634646&tp_key=8c10e993f0 and will be archived online and available through February 6, 2024. In addition, listeners may dial (877) 451-6152 to join via telephone. A telephonic playback will be available from 8:30 p.m. ET, November 6, 2023, through November 13, 2023. Participants can dial (844) 512-2921 and enter access code 13741249 to hear the playback.

About Medifast®:
Medifast (NYSE: MED) is the health and wellness company known for its habit-based and Coach-guided lifestyle solution OPTAVIA®, which provides people with a simple, yet comprehensive approach to help them achieve lasting optimal health and wellbeing. OPTAVIA offers clinically proven plans, scientifically developed products and a framework for habit creation reinforced by independent Coaches and Community support. As a physician-founded company with a 40+ year history, Medifast is a leader in the U.S. weight management industry. The company continues to innovate and build upon its scientific and clinical heritage to deliver on its mission of offering the world Lifelong Transformation, One Healthy Habit at a Time®. Medifast was recognized in 2023 by Financial Times as one of The Americas' Fastest Growing Companies and in 2022 as one of America's Best Mid-Sized Companies by Forbes. For more information, visit MedifastInc.com and OPTAVIA.com and follow @Medifast on Twitter.

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Forward Looking Statements
Please Note: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expect" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast's direct-to-consumer business model; the impact of rapid growth on Medifast's systems; disruptions in Medifast's supply chain; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by independent OPTAVIA Coaches; Medifast's inability to maintain and grow the network of independent OPTAVIA Coaches; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; to protect its brand and intellectual property, or to protect against product liability claims; Medifast's planned growth into domestic and international markets; adverse publicity associated with Medifast's products; Medifast's inability to continue declaring dividends; fluctuations of Medifast's common stock market price; the prolonged effects of COVID-19 on consumer spending and disruptions to the company’s distribution network, supply chains and operations; increases in competition or litigation; the consequences of other geopolitical events, including natural disasters, global health crises, acts of war, changes in trade policies and tariffs, climate change, regulatory changes, increases in costs of raw materials, fuel, or other energy, transportation, or utility costs and in the costs of labor and employment, labor shortages, supply chain issues and the resulting impact on market conditions and consumer sentiment and spending; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Revenue	$235,869	$390,398	$881,039	$1,261,332
Cost of sales	58,492	107,549.00	246,558	354,515
Gross profit	177,377	282,849	634,481	906,817

Selling, general, and administrative	151,868	234,693	516,755	754,610

Income from operations	25,509	48,156	117,726	152,207

Other income (expense)
Interest income (expense)	1,033	(261)	1,314	(519)
Other income (expense)	7	(17)	(45)	(37)
	1,040	(278)	1,269	(556)

Income from operations before income taxes	26,549	47,878	118,995	151,651

Provision for income taxes	3,418	11,723	25,615	34,601

Net income	$23,131	$36,155	$93,380	$117,050

Earnings per share - basic	$2.12	$3.30	$8.58	$10.37

Earnings per share - diluted	$2.12	$3.27	$8.55	$10.30

Weighted average shares outstanding
Basic	10,892	10,964	10,881	11,290
Diluted	10,933	11,042	10,925	11,369

Cash dividends declared per share	$1.65	$1.64	$4.95	$4.92

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	September 30, 202	December 31, 202

ASSETS
Current Assets
Cash and cash equivalents	$112,751	$87,691
Investment securities	45,009	—
Inventories	58,227	118,856
Prepaid expenses and other current assets	8,289	16,237
Total current assets	224,276	222,784

Property, plant and equipment - net of accumulated depreciation	53,484	57,185
Right-of-use assets	15,681	18,460
Other assets	15,753	12,456
Deferred tax assets	10,825	5,328

TOTAL ASSETS	$320,019	$316,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$103,223	$134,690
Income taxes payable	1,417	428
Current lease obligations	5,472	5,776
Total current liabilities	110,112	140,894

Lease obligations, net of current lease obligations	16,872	20,275
Total liabilities	126,984	161,169

Stockholders' Equity
Common stock, par value $0.001 per share: 20,000 shares authorized;
10,892 and 10,928 issued and 10,892 and 10,873 outstanding
at September 30, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	24,107	21,555
Accumulated other comprehensive income	141	24
Retained earnings	168,776	139,852
Less: treasury stock at cost, 0 and 54 shares at September 30, 2023 and December 31, 2022, respectively	—	(6,398)
Total stockholders' equity	193,035	155,044

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$320,019	$316,213